CERTIFICATE


         I, Douglas A. Paul, hereby certify that I am the Secretary of Benham International Funds (the "Trust"), a registered management investment company existing under the laws of the Commonwealth of Massachusetts as a business trust.

         I do further certify that the following is a true and correct copy of the amendments approved by the Board of Trustees at a meeting on April 3, 1995 and by a majority of the shareholders by proxy at a shareholders meeting held on May 31, 1995:

         Article V, Section 1 and Article III, Section 6(d) of the Declaration of Trust of Benham International Funds to establish dollar-based voting is hereby amended as follows:

         Article V Shareholders' Voting Powers and Meetings

         Section 1. Voting Powers. Subject to the provisions of Article III,
         Section 6(d), the Shareholders shall have power to vote only (i) for the election of Trustees as provided in Article IV, Section 1; (ii) to the same extent as the stockholders of a California business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders; (iii) with respect to the termination of the Trust or any Series to the extent and as provided in Article VIII, Section 4, and (iv) with respect to such additional matters relating to the Trust as may be required by this Declaration of Trust, the Bylaws or any registration of the Trust with the Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable. A Shareholder of each Series shall be entitled to one vote for each dollar of net asset value per Share of such Series, on any matter on which such Shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. All references in this Declaration of Trust or the Bylaws to a vote of or the holders of a percentage of Shares shall mean a vote of, or the holders of, that percentage of total votes representing dollars of net asset value of a Series or of the Trust, as the case may be. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a


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         Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. At any time when no Shares of a Series are outstanding, the Trustees may exercise all rights of Shareholders of that Series with respect to matters affecting that Series, take any action required by law, this Declaration of Trust or the Bylaws to be taken by the Shareholders.

         Article III Shares

         Section 6.  Establishment and Designation of Series

         (d) Voting. The Trustees may from time to time establish conditions according to which the several Series shall have separate voting rights. If any Series would not, in the Trustees' sole judgment, be materially affected by a voting proposal, the Trustees may determine that such Series shall have no rights to vote on such proposal. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, this Declaration or the Bylaws to be taken by Shareholders. The Bylaws may include further provisions for Shareholders' votes and meetings and related matters.


         IN WITNESS WHEREOF, I have executed this Certificate at the principal office of the Trust in the City of Mountain View, State of California, with the common seal of the Trust affixed hereto by the undersigned, having custody of said seal as Secretary of the Trust, this fifteenth day of June 1995.



                                            /s/ Douglas A. Paul
                                            Douglas A. Paul, Secretary